Exhibit 99.3

Historical Financial Statements of Helomics Holding Corporation

HELOMICS HOLDING CORPORATION
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2018

Helomics Holding Corporation and Subsidiaries
Condensed Consolidated Balance Sheet
For the six months ended June 30, 2018 and for year ended December 31, 2017

	6/30/2018 (Unaudited)	12/31/2017 (derived from 2017 audited financial statements)
Current Assets:
Cash & Cash Equivalents	$528,889	$45,016
Accounts Receivable, net	133,709	424,299
Inventories, net	38,124	40,279
Prepaid Expenses	13,825	7,567

Total Current Assets	714,547	517,161

Fixed Assets, net	1,799,669	2,398,844
Intangible, net	167,789	174,803
Equity Investment	1,243,000	-

Total Assets	$3,925,005	$3,090,808

Current Liabilities:
Accounts Payable	$1,661,049	$2,251,751
Accrued Expenses	701,476	682,170
Capital Leases - Short Term	43,051	85,840
Notes Payable - Precision Therapeutics	167,512	667,512
Notes Payable - Senior Promissory, $7,615,993 face value, plus interest, net of discount	5,649,023	3,461,995
Derivative Liability	-	1,153,998

Total Current Liabilities	8,222,112	8,303,266

Capital Leases - Long Term	-	5,258

Total Liabilities	8,222,112	8,308,524

Stockholders’ Deficit
Preferred Stock, 5mm authorized, 2.5mm and 0 outstanding, respectively	2,500	-
Common Stock, $.001 par value, 50mm authorized, 10.8mm and 10mm outstanding, respectively	10,833	10,000
Additional Paid In Capital	5,249,867	1,210
Accumulated Deficit	(9,758,306)	(5,228,926)
Accumulated other comprehensive income	198,000	-

Total Stockholders’ Deficit	(4,297,107)	(5,217,716)

Total Liabilities and Stockholders’ Deficit	$3,925,005	$3,090,808

Helomics Holdings Corporation and Subsidiaries
Condensed Consolidated Statement of Operations
For the six months ended June 30, 2018 and June 30, 2017
(Unaudited)

	For the Six Months Ended
	06/30/18	06/30/17
Revenue	$215,055	$771,751

Cost of Goods Sold	143,430	203,103

Gross Margin	71,625	568,648

General & Administrative Expense	1,725,925	2,220,691

Operations Expense	957,568	1,808,010

Sales & Marketing Expense	179	8,000

Total Expense	2,683,672	4,036,701

Net Loss on Operations	(2,612,047)	(3,468,053)

Interest Expense	1,917,333	9,467

Net Loss	$(4,529,380)	$(3,477,520)
Other Comprehensive Gain	198,000	-
Comprehensive Loss	$(4,331,380)	$(3,477,520)

Helomics Holdings Corporation and Subsidiaries

Condensed Consolidated Statement of Equity

(Unaudited)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance at 12/31/16	-	$-	10,000,100	$10,000	$1,210	$-	$1,720,279	$1,731,489

Net Loss							(3,477,520)	(3,477,520)
	-	-	-	-
Balance at 06/30/17	-	-	10,000,100	10,000	1,210	-	(1,757,241)	(1,746,031)
Balance at 12/31/17	-	-	10,000,100	10,000	1,210	-	(5,228,926)	(5,217,716)
Issuance of Preferred Stock, 2,500,000 shares, $.001 per share	2,500,000	2,500			1,042,500			1,045,000
Issuance of Common Stock, 833,333 shares, $.001 per share			833,333	833	499,167			500,000
Warrants Issued w/Convertible Notes					3,706,990			3,706,990
Unrealized gains on equity investment						198,000		198,000
								-
Net Loss							(4,529,380)	(4,529,380)

Balance at 06/30/18	2,500,000	$2,500	10,833,433	$10,833	$5,249,867	$198,000	$(9,758,306)	$(4,297,106)

Helomics Holding Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

June 30, 2018 (Unaudited)

	06/30/18	06/30/17
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,529,380)	$(3,477,520)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	1,740,019	-
Depreciation and amortization	606,190	822,196
Changes in operating assets and liabilities:
Receivables	290,590	109,193
Prepaid expenses & other assets	(6,258)	66,428
Inventories	2,155	7,921
Accounts payable and accrued liabilities	(571,396)	21,432

Net Cash Used In Operating Activities	(2,468,081)	(2,450,350)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from senior promissory notes	3,000,000	2,182,107
Payments on capital leases	(48,047)	(43,040)

Net Cash Provided by Financing Activities	2,951,953	2,139,067

Net Increase/(Decrease) In Cash And Cash Equivalents	483,872	(311,283)

CASH AND CASH EQUIVALENTS
Beginning of period	45,016	394,468

End of period	$528,889	$83,186

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
Cash paid during the period for interest	$4,588	$8,355

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Conversion of debt to common stock	$500,000	$-

HELOMICS HOLDING CORPORATION and Subsidiaries

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

NOTE 1 - ORGANIZATION

A.	NATURE OF OPERATIONS AND CONTINUANCE OF OPERATIONS

Helomics Holding Corporation (Company or Helomics) was originally incorporated on November 15, 2016 in Delaware as Helomics Corporation. The Company commenced its operations on December 7, 2016, when Helomics Holding Corporation, through its wholly-owned subsidiary Helomics Intermediate Corporation, acquired all of the outstanding shares of the Helomics Corporation. Helomics® is a personalized medicine company providing an actionable roadmap for patients and their oncologist to guide therapy and positively impact patient outcomes. Helomics has a highly valuable asset in the form of actionable big data on patients with cancer that details how their tumors respond to chemotherapy. The Company’s business model consists of three complementary pillars, all of which are currently revenue- generating and have growth strategies in place. The Company’s initial pillar is the Precision Oncology Insights business, which involves comprehensive tumor profiling, using the power of Artificial Intelligence and the D-CHIP, to provide a personalized oncology roadmap for patients and their oncologists. The Company’s second pillar offers boutique CRO (Contract Research Organization) services that leverage the Company’s TruTumor™, patient-derived tumor models coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and a proprietary bioinformatics platform (D-CHIP) to provide a tailored solution to the Company’s client’s specific needs. The Company’s third pillar, the D-CHIP bioinformatics, is a proprietary Artificial Intelligence-powered bioinformatics engine that provides actionable insights from the rich patient data Helomics collects as part of its diagnostic business. Pharma and diagnostics companies use the D-CHIP to aid disease diagnosis or drive patient selection for clinical trials.

Helomics is specifically attentive toward oncology insights for six specific cancers (ovarian, breast, pancreatic, colon, lung and brain cancer), and the Company intends to be the world leader in the artificial intelligence for those six cancers, providing actionable data that can facilitate the development of precision therapies.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and was purchased by a new ownership group on December 7, 2016. The Company has experienced negative cash flows from operations since inception, and operations have been funded by debt and equity issuances. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not contain any adjustments to reflect the possible future effects of the recoverability or classification of assets or the amounts and classifications of liabilities that may result.

The Company plans to raise additional capital to fund operations through equity issuances after the completion of the merger (see Note 13) through the parent company, Precision Therapeutics.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies applied by management in the preparation of the accompanying financial statements follows:

A.	PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Helomics Holding Corporation, and its subsidiaries, Helomics Intermediate Corporation, and Helomics Corporation. All material intercompany accounts and transactions have been eliminated in consolidation.

B.	ACCOUNTING POLICIES AND ESTIMATES

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.	ADVERTISING

Advertising costs are expensed as incurred. Advertising expenses were $179 for the six months ended June 30, 2018 and $8,000 for the six months ended June 30, 2018 and the six months ended June 30, 2017, respectively.

D.	RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations as incurred. There were no research and development costs incurred for the six months ended June 30, 2018 and year ended December 31, 2017.

E.	REVENUE RECOGNITION

The Company recognizes revenue in accordance with ASC 605 - Revenue Recognition.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured.

F.	CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximate fair value. The Company at times maintains cash balances at financial institutions in excess of the amounts insured by the Federal Deposit Insurance Corporation. The Company believes it has placed its cash with high credit quality financial institutions and does not believe it is exposed to any significant credit risk.

G.	FAIR VALUE MEASUREMENTS

Under generally accepted accounting principles as outlined in the FASB’s ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standards ASC 820 establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

Level 1 - Observable inputs such as quoted prices in active markets for identical assets and liabilities,

Level 2 - Inputs other than quoted prices in active markets, that are observable either directly or indirectly for similar assets and liabilities; and

Level 3 - Unobservable inputs where there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Company uses observable market data, when available, in making fair value measurements. Fair value measurements are classified according to the lowest level input that is significant to the valuation. The carrying amounts of our cash, accounts receivable and accounts payable approximated fair value at June 30, 2018 and December 31, 2017 due to their short-term nature (Level 1). The Company has classified the embedded derivative instrument as a Level 3 financial instrument in the Fair Value Hierarchy at December 31, 2017. The Company has no Level 3 financial instruments at June 30, 2018 as the convertible notes were exercised during 2018 and no longer contain an embedded derivative instrument (See Note 4).

H.	RECEIVABLES

Receivables are reported at the amount the Company expects to collect on balances outstanding. The Company provides for probable uncollectible amounts through charges to earnings and credits to the valuation based on management’s assessment of the current status of individual accounts, changes to the valuation allowance have not been material to the financial statements.

I.	INVENTORIES

Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first- out basis. Inventory balances are as follows:

	June 30,	December 31,
	2018	2017
Lab Operating Supplies	$68,200	$72,022
Inventory Reserve	(30,076)	(31,743)
Total	$38,124	$40,279

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

J. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Estimated useful asset life by classification is as follows:

	Years
Computer Equipment & Software		3
Leasehold Improvements		5
Laboratory Equipment	5	-	7
Furniture & Fixtures		3

The Company’s investment in fixed assets consists of the following:

	June 30,	December 31,
	2018	2017
Computer Equipment & Software	$459,181	$459,181
Leasehold Improvements	56,154	56,154
Laboratory Equipment	3,432,523	3,432,523
Furniture & Fixtures	194,710	194,710
Total	4,142,568	4,142,568
Less: Accumulated Depreciation	(2,342,899)	(1,743,724)
Total Fixed Assets, net	$1,799,669	$2,398,444

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Depreciation expense was $599,176 for the six months ended June 30, 2018 and $822,196 for the six months ended June 30, 2017.

K. INTANGIBLE ASSETS

Intangible assets consist of trademarks and patent costs. Amortization expense was $7,014 for the six months ended June 30, 2018 and $0 for the six months ended June 30, 2017. The assets are amortized over eighteen years and are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company reviews identifiable intangible assets for impairment in accordance with ASC 350 - Intangibles - Goodwill and Other, whenever events or changes in circumstances indicate the carrying amount may not be recoverable. The Company’s intangible assets are currently solely the costs of obtaining trademarks from the Company’s acquisition of Helomics. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which the Company operates. If such events or changes in circumstances are present, the undiscounted cash flows method is used to determine whether the intangible asset is impaired. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. If the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the asset is considered impaired, and the impairment is measured by reducing the carrying value of the asset to its fair value using the discounted cash flows method. The discount rate utilized is based on management’s best estimate of the related risks and return at the time the impairment assessment is made. Based on the Company's evaluation, no impairment expense has been recognized for the six-month period ended June 30, 2018 or 2017.

L.	INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740- Income Taxes (ASC 740). Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on technical merits of the positions. The Company has identified no income tax uncertainties.

Tax years subsequent to 2014 remain open to examination by federal and state tax authorities.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (Tax Reform Act) was signed into law, making significant changes to the Internal Revenue Code. Changes include a reduction in the corporate tax rates, changes to operating loss carry-forwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduces the U.S. corporate income tax rates from 34% to 21%. As a result of the enacted law, the Company is required to revalue its deferred tax assets and liabilities at the new enacted rate.

M.	PATENTS AND INTELLECTUAL PROPERTY

All Patents and IP in use by the Company are currently owned by Healthcare Royalty Partners (former owners) and are being used by Helomics in accordance with the Merger Agreement between Helomics and HealthCare Royalty Partners. The Company agreed to a term sheet for a nonexclusive license agreement on the patented ChemoFx technology. Terms were for an 8% royalty on net sales of ChemoFx. As of the date of this report, the license agreement has not been finalized, and no accrued royalty has been recognized.

N.	RISKS AND UNCERTAINTIES

The Company is subject to risks common to companies in the clinical diagnostic and service industry, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with regulations of the FDA and other governmental agencies.

O.	RecentLY ISSUED Accounting PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers and created a new topic in the FASB Accounting Standards Codification (ASC), Topic 606, and has since amended the standard with ASU 2015-14, “Revenue from Contracts with Customers: Deferral of the Effective Date” (ASU 2016-08), “Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (ASU 2016-10), “Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing” (ASU 2016-12), “Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients” (ASU 2017-13). These new standards provide a single comprehensive revenue recognition framework for all entities and supersedes nearly all existing U.S. GAAP revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and also requires enhanced disclosures. The amendments are effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. Early application is permitted. The FASB will allow two adoption methods, the full retrospective and modified retrospective approaches. This standard will be effective for the Company for all contracts with customers existing as of January 1, 2019. We do not expect that implementation in the first quarter of 2019 using the modified retrospective approach will have a material effect on revenue, gross margin or operating income.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (ASU 2016-01). The standard changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. Under the new guidance, entities will be required to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicability exception. The standard is effective for fiscal years beginning after December 15, 2018 including interim periods within those fiscal years. The Company does not believe that the adoption of this guidance will have a material impact on its financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842 (ASU 2016-02), which requires lessees to put most leases on their balance sheets but recognize the expenses on their income statements in a manner similar to current practice. The standard states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the timing of its adoption and the impact that the updated standard will have on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statements of cash flows. The amendments are effective for non-public business entities for fiscal years beginning after December 15, 2018. The amendments should be applied using a retrospective transition method to each period presented. If retrospective application is impractical for some of the issues addressed by the update, the amendments for those issues would be applied prospectively as of the earliest date practicable. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016-15 to have a material impact on its financial statements.

P. RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In July 2017, FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The amendments in this update are intended to simplify the accounting for certain equity-linked financial instruments and embedded features with down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under the new guidance, a down round feature will no longer need to be considered when determining whether certain financial instruments or embedded features should be classified as liabilities or equity instruments. That is, a down round feature will no longer preclude equity classification when assessing whether an instrument or embedded feature is indexed to an entity's own stock. In addition, the amendments clarify existing disclosure requirements for equity-classified instruments. These amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2019, with early adoption permitted. The Company early adopted the applicable amendments in 2017 on a retrospective basis, which permitted the Company to classify the warrants issued along with its Convertible Promissory Notes containing such down round provisions as equity instruments within stockholders’ equity.

The Company reviewed all other significant newly issued accounting pronouncements and determined they are either not applicable to its business or that no material effect is expected on its financial position and results of its operations.

NOTE 3 – PREVIOUS OWNERSHIP CHANGE

On December 7, 2016, all of the Company’s outstanding shares of stock were purchased by Helomics Holding Corporation. In exchange for the shares received, Helomics Holding Corporation agreed to pay the seller, HealthCare Royalty Partners LP, the principal sum of $1,747,204, plus the subsequent payroll amount funded post sale, in the form of a promissory note. The promissory note carried a term of ninety (90) days with an interest rate of 5% per annum. Any unpaid balance of principal and interest past ninety (90) days would carried an interest charge of 15% per annum. In 2017, the Company agreed to assume additional payables that originally were retained by Health Care Royalty Partners in the acquisition, in exchange for forgiving the remaining balance of the note. As a result, on October 18, 2017, the Company recognized additional liabilities of $615,108, and recognized a gain of $215,516 for the difference in the additional amount assumed, and the open principal balance of the note.

NOTE 4 - SENIOR PROMISSORY NOTES

Commencing on December 7, 2016 and through September 19, 2017, the Company, through a series of transactions with various investors, raised $3,461,995 through the sale of convertible promissory notes with various maturity dates that could be extended by the Company with an automatic conversion feature in the event of qualified financing. The Company issued warrants equal to 1% of the offering price to note holders to purchase shares of common stock at an exercise price of $1.00 per share. In connection with the offering, the Company paid the placement agent a placement agent fee of 8% of the gross proceeds received in the offering, 5% net payout of which was paid to the placement agent's brokers in connection with the offering. Additionally, the Company issued placement agent warrants to purchase 20% of the aggregate number of common stock purchase warrants sold in the offering, with an exercise price of $0.01 per share.

Between the period of January 5, 2018 and April 18, 2018, through a series of transactions with various investors, the Company raised $3,000,000 through the sale of senior promissory notes. The issuance of these senior notes triggered a qualified financing event and thus the convertible promissory notes issued in 2016 and 2017 were converted into the senior promissory notes. As a result of this conversion the original notes totaling $3,461,995 converted to $4,615,993 of senior promissory notes. In addition, the Company was required to issue an additional 5,769,992 warrants to purchase common stock of the Company. The terms of the convertible promissory notes for the year ended December 31, 2017, prior to conversion, included maturity dates ranging from June 30, 2018 to September 20, 2018 and bore no interest.

NOTE 4 - SENIOR PROMISSORY NOTES (Continued)

At June 30, 2018 and December 31, 2017, outstanding convertible promissory notes consisted of:

	June 30,	December 31,
	2018	2017
Convertible Debt	$7,615,993	$3,461,995
Debt Discounts - Warrants	(1,966,970)	-
	$5,649,023	$3,461,995

NOTE 5 - NOTES PAYABLE - PRECISION THERAPEUTICS

Between October and December 2017, the Company received funds totaling $600,000 in the form of promissory notes from Precision Therapeutics (formerly Skyline Medical). In addition, Precision Therapeutics also funded a down payment of $67,512 for laboratory equipment that was received by the Company in December 2017. In total, the amount of $667,512 was collateralized by equipment owned by the Company in excess of $700,000, and the secured promissory notes bear interest of 8% per annum. In January 2018 $500,000 of these notes were converted into common stock. Remaining amounts are due on demand.

NOTE 6 - EQUITY

On December 6, 2016, the Company amended its Certificate of Incorporation to increase the authorized shares of its common stock, $.001 par value, to 50,0000,000 shares from 1,000,000 shares and increase the authorized shares of its preferred stock, .001 par value, to 5,000,000 shares from 100,000 shares.

Common Stock

At June 30, 2018 and December 31, 2017, the Company had issued and outstanding 10,833,433 and 10,000,100 shares of its common stock, respectively.

Preferred Stock

At June 30, 2018 and December 31, 2017, the Company had issued and outstanding 2,500,000 and 0 shares, respectively. The terms of the preferred stock are described below:

NOTE 6 – EQUITY (Continued)

Voting

The preferred stockholders are entitled to vote, together with the holders of common stock as one class, on all matters to which holders of common stock shall be entitled to vote, in the same manner and with the same effect as the common stock holders.

Dividends

The holders of the preferred stock shall be entitled to receive dividends, when, as, and if declared by the board of directors, ratably with any declaration or payment of any dividend on common stock. To date there have been no dividends declared or paid by the Company.

Liquidation

The holders of the preferred stock shall be entitled to receive, before and in preference to, any distribution of any assets of the Company to the holders of common stock, an amount equal to $0.001 per share, plus any declared but unpaid dividends.

NOTE 7 - STOCK WARRANTS

Stock warrant transactions for the period December 31, 2017 through June 30, 2018 were as follows:

	Warrants	Exercise Price
Warrants outstanding & exercisable at December 31, 2017	4,154,394	$0.01 - 1.00
Investor warrants	11,769,992	1.00
Placement agent warrants	300,000	0.01
Warrants outstanding & exercisable at June 30, 2018	16,224,386	$.01 - 1.00

Exercise Price	# of Shares under Warrants
$ 0.01	992,399
$ 1.00	15,231,987

Total Warrants	16,224,386

The common stock warrants have an expiration date of five years term from issuance date and an exercise price of $1.00.

NOTE 8 - INCOME TAXES

The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Tax Reform Act was enacted December 22, 2017. Effective January 1, 2018, the Tax Reform Act reduced corporate income tax rates from 34% to 21%. Other changes effect operating loss carryforwards and carrybacks, as well as a repeal of the corporate alternative minimum tax. As a result of the Tax Reform Act, deferred tax assets and liabilities will be remeasured to account for the lower tax rates.

There was no income tax impact from the remeasurement due to the 100% valuation allowance on the Company’s deferred tax assets. There is no federal or state income tax provision in the accompanying statements of operations due to the cumulative operating losses incurred and 100% valuation allowance for the deferred tax assets.

During June 2013 and December 2016, the Company experienced an "ownership change" as defined in Section 382 of the Internal Revenue Code, which could potentially limit the ability to utilize the Company’s net operating losses (NOLs). The general limitation rules allow the Company to utilize its NOLs subject to an annual limitation that is determined by multiplying the federal long-term tax-exempt rate by the Company’s value immediately before the ownership change.

At June 30, 2018 and December 31, 2017, the Company had approximately $241,984,595 and $232,694,288 of gross NOLs to reduce future federal taxable income, subject to the Section 382 limitation described above. The federal NOLs will expire beginning in 2019 if unused. The Company's net deferred tax assets, which include the NOLs, are subject to a full valuation allowance. At December 31, 2017 and 2016, the federal and state valuation allowances were $62.9 million and $93.1 million, respectively.

The valuation allowance has been recorded due to the uncertainty of realization of the benefits associated with the net operating losses. Future events and changes in circumstances could cause this valuation allowance to change.

The Company’s federal and state tax filings, prior to and post ownership change, had not been filed therefore the Company expects to be subject to penalties and late fees for untimely filing. The Company is in the process of completing the unfiled returns, however the company has estimated the amounts to be immaterial.

NOTE 9 - LEASE OBLIGATIONS

The Company’s corporate offices are located at 91 43rd Street Pittsburgh, PA. On October 17, 2017, the Company signed a second amendment to its lease last amended on February 28, 2016. The lease, as amended, has a three-year term effective February 1, 2018, ending January 31, 2021. The Company leases 17,417 square feet at this location, of which approximately 1,000 square feet are used for office space and 16,417 square feet is used for laboratory operations. The Company expects that this space will be adequate for its current office and laboratory needs. Rent expense was $222,608 and $588,445 for the six months ended June 30, 2018 and for the year ended December 31, 2017, respectively.

The Company’s remaining rent obligation for the next four years is as follows:

Year
Ended	Amount

2018	$196,725
2019	393,450
2020	393,450
2021	32,788

Total	$1,016,413

NOTE 10 - CAPITAL LEASE OBLIGATIONS

In December 2017 the Company financed the purchase of equipment with a value of $126,120, through a capital lease arrangement of $63,095 and from a note from Precision Therapeutics of $63,095. The value of the equipment is included in the laboratory equipment within the fixed assets on the consolidated balance sheet.

Future minimum capital lease payments as of June 30, 2018 were comprised of the following:

2018	$40,727
2019	$5,488
Total of 2018 and 2019	$46,215
Less: Amounts representing interest	(3,164)

$43,051

NOTE 11 - RETIREMENT SAVINGS PLANS

The Company has a pre-tax salary reduction/profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. In fiscal 2018 and 2017, the Company matched 100%, of the employees’ contribution up to 4.0% of their earnings. The employer contribution was $10,529 and $19,461 for the six months ended June 30, 2018 and for the six months ended June 30, 2017, respectively. There were no discretionary contributions to the plan in 2018 and 2017.

NOTE 12 - SALE OF PREFERRED STOCK

On January 12, 2018, Helomics Holding Corporation issued 2,500,000 shares of its Series A Preferred Stock to Precision Therapeutics Inc. (“Precision”) in exchange for 1,100,000 shares of Precision common stock, with a market value of $0.95 per share. The shares of Helomics preferred stock are convertible into 20% of the outstanding capital stock of Helomics. The 1,100,000 shares of Precision common stock are being held in escrow for Helomics pursuant to an escrow agreement under which the shares will be released following a determination that Helomics’ revenues in any 12-month period have been equal to or greater than $8,000,000. The asset for this transaction is recorded on the balance sheet as equity investment. The Company recorded an unrealized gain on the securities of $198,000 reflective of the stock price of $1.13 at June 30, 2018.

In addition, on February 27, 2018, Precision converted $500,000 in principal amount of secured notes into 833,333 shares of Helomics common stock. The Helomics shares held by Precision, in the aggregate, represent 25% of the outstanding capital stock of Helomics on an as-converted basis.

NOTE 13 - ACQUISITION

On June 28, 2018, the Company entered into a definitive merger agreement with Precision Therapeutics Inc. to acquire the remaining stock. Under the terms of the deal, upon completion of the merger all outstanding shares of Helomics stock not already held by Precision will be converted into the right to receive a proportionate share of 4.0 million shares of newly issued Precision common stock (“Merger Shares”), and 3.5 million shares of newly issued Precision preferred stock, in addition to the 1.1 million Precision shares already issued to Helomics for Precision’s initial 20% ownership in Helomics. The merger is conditioned on at least 75% of Helomics’ $8.8 million in outstanding promissory notes being exchanged for additional shares of Precision common stock at $1.00 per share. In addition, all or a significant portion of 23.7 million Helomics warrants will be exchanged for warrants to purchase Precision common stock, at a ratio of 0.6 Precision warrants for each Helomics warrant.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

The Company has several legal claims brought against it in 2017 from vendors seeking payment on past due invoices. All claims were settled amicably, and payment plans have been agreed upon whereby the outstanding amounts will be paid in full, all of which the liability is captured in accounts payable. The Company expects no litigation in these matters and therefore believes there is no additional financial exposure, other than amounts already recorded within accounts payable. The Company does not have any other commitments or contingencies as of June 30, 2018.

NOTE 15 – SUBSEQUENT EVENTS

In October 2018 the Company received funds totaling $907,500 in the form of promissory notes from Precision Therapeutics. The promissory notes bear interest of 8% per annum and the amounts remain due on demand.

Management has evaluated subsequent events through October 26, 2018, the dates on which the consolidated financial statements were available to be issued.

HELOMICS HOLDING CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2017 AND THE PERIOD FROM INCEPTION DECEMBER 7, 2016 THROUGH DECEMBER 31, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Helomics Holding Corporation and Subsidiaries

Pittsburgh, Pennsylvania

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Helomics Holding Corporation and Subsidiaries (Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2017 and for the period from December 7, 2016 (inception) through December 31, 2016, and the related notes (collectively referred to as the “financial statements”). In our opinion the financial statements present fairly in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017, and from the period from December 7, 2016 (inception) through December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s products are being developed and have not generated significant revenues. As a result, the Company has suffered recurring losses and its liabilities exceed its assets. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the consolidated financial statements have been restated.

We have served as the Company's auditor since 2018.

Pittsburgh, Pennsylvania

August 30, 2018 (October 17, 2018, as to the effects of the restatement discussed in Note 3 and Note 5)

Helomics Holding Corporation Consolidated Balance Sheet

	December 31st
	2017 (restated)	2016
Current Assets:
Cash & Cash Equivalents	$45,016	$394,468
Accounts Receivable	424,299	326,883
Inventories	40,279	95,113
Prepaid Expenses	7,567	155,387
Other Current Assets	-	134,540

Total Current Assets	517,161	1,106,391

Fixed Assets, net	2,398,844	3,879,302
Intangible, net	174,803	188,831

Total Assets	3,090,808	5,174,524

Current Liabilities:
Accounts Payable	2,251,751	422,252
Accrued Expenses	682,170	334,465
Capital Leases - Short Term	85,840	89,027
Notes Payable - HCRP	-	1,673,513
Notes Payable - Precision Therapeutics	667,512	-
Notes Payable - Convertible	3,461,995	895,776
Derivative Liability	1,153,998	-

Total Current Liabilities	8,303,266	3,415,033

Capital Leases - Long Term	5,258	28,002

Total Liabilities	8,308,524	3,443,035

Equity:
Preferred Stock, 5mm authorized, 0 outstanding	-	-
Common Stock, $.001 par value, 50mm authorized, 10mm outstanding	10,000	10,000
Additional Paid In Capital	1,210	1,210
Retained Earnings/(Accumulated Deficit)	(5,228,926)	1,720,279

Total Stockholders Equity	(5,217,716)	1,731,489

Total Liabilities and Stockholders Equity	3,090,808	5,174,524

Helomics Holdings Corporation Consolidated Statement of Operations For the year ended December 31, 2017 and the period from Inception December 7, 2016 through December 31, 2016

	2017 (restated)	2016
Revenue	$1,578,995	$105,805

Cost of Goods Sold	323,742	98,391

Gross Margin	1,255,253	7,414

General & Administrative Expense	3,854,926	490,048

Operations Expense	3,402,550	416,463

Sales & Marketing Expense	8,500	-

Total Expense	7,265,976	906,511

Net Loss on Operations	(6,010,723)	(899,097)

Gain on Bargain Purchase Price	-	2,619,376
Gain on Settlement of Note	215,516	-
Loss on derivative instrument	(1,153,998)	-

Net (loss) Income	(6,949,205)	1,720,279

Helomics Holdings Corporation Changes in Stockholders' Equity

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Paid In Capital	Ret. Earnings/ (Accum Deficit)	Total
Balance @ 12/07/16,	-	-	-	-	-	-	-
Issuance of Common Stock, 10MM shares @$.001			10,000,100	10,000			10,000
Common Stock issued at acquisition 1.2MM shares @ $.001					(1,200)		(1,200)
Warrants Issued w/Convertible Notes	-	-	-	-	2,410	-	2,410

Net Income						1,720,279	1,720,279

Balance @ 12/31/16	-	-	10,000,100	10,000	1,210	1,720,279	1,731,489

Net Loss						(6,949,205)	(6,949,205)

Balance @ 12/31/17 (restated)	-	-	10,000,100	10,000	1,210	(5,228,926)	(5,217,716)

Helomics Holding Corporation Consolidated Statement of Cash Flows December 31, 2017

	12/31/17	12/31/16
CASH FLOWS FROM OPERATING ACTIVITIES	As Restated
Net Income/(Net Loss)	$(6,949,205)	$1,720,279
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,620,676	138,245
(Gain)/loss on Purchase Price	-	(2,619,376)
Non-cash Interest from Note	-	2,410
Loss on derivative instrument	1,153,998	-
Changes in operating assets and liabilities:
Receivables	(97,416)	88,452
Prepaid Expenses & Other Assets	282,360	(27,223)
Inventories	54,834	64,212
Accounts payable and accrued liabilities	503,692	53,513
Net Cash Used In Operating Activities	(3,431,061)	(579,488)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash Acquired in acquisition	-	147,690

Net Cash Provided by Investing Activities	-	147,690

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of Common Stock	-	8,800
Proceeds from Convertible Note	3,170,636	822,085
Payments on Capital Leases	(89,027)	(4,619)

Net Cash Provided by Financing Activities	3,081,609	826,266

Net Increase/(Decrease) In Cash And Cash Equivalents	(349,452)	394,468

CASH AND CASH EQUIVALENTS
Beginning of period	394,468	-

End of period	$45,016	$394,468

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
Cash paid during the period for interest	$14,787	$1,235

In 2017, the Company financed the purchase of equipment with a value of $126,120, through a capital lease arrangement of $63,095 and from a note from Precision Therapeutics of $63,095.

HELOMICS HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD
FROM INCEPTION (DECEMBER 7, 2016) THROUGH DECEMBER 31, 2016

NOTE 1 - ORGANIZATION

Nature of Operations and Continuance of Operations

Helomics Holding Corporation (Company or Helomics) was originally incorporated on November 15, 2016 in Delaware as Helomics Corporation. The Company commenced its operations on December 7, 2016, when Helomics Holding Corporation, through its wholly-owned subsidiary Helomics Intermediate Corporation, acquired all of the outstanding shares of the Helomics Corporation. Helomics® is a personalized medicine company providing an actionable roadmap for patients and their oncologist to guide therapy and positively impact patient outcomes. Helomics has a highly valuable asset in the form of actionable big data on patients with cancer that details how their tumors respond to chemotherapy. The Company’s business model consists of three complementary pillars, all of which are currently revenue-generating and have growth strategies in place. The Company’s initial pillar is the Precision Oncology Insights business, which involves comprehensive tumor profiling, using the power of Artificial Intelligence and the D-CHIP, to provide a personalized oncology roadmap for patients and their oncologists. The Company’s second pillar offers boutique CRO (Contract Research Organization) services that leverage the Company’s TruTumor™, patient-derived tumor models coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and a proprietary bioinformatics platform (D-CHIP) to provide a tailored solution to the Company’s client’s specific needs. The Company’s third pillar, the D-CHIP bioinformatics, is a proprietary Artificial Intelligence-powered bioinformatics engine that provides actionable insights from the rich patient data Helomics collects as part of its diagnostic business. Pharma and diagnostics companies use the D-CHIP to aid disease diagnosis or drive patient selection for clinical trials.

Helomics is specifically attentive toward oncology insights for six specific cancers (ovarian, breast, pancreatic, colon, lung and brain cancer), and the Company intends to be the world leader in the artificial intelligence for those six cancers, providing actionable data that can facilitate the development of precision therapies.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and was purchased by a new ownership group on December 7, 2016. The Company has experienced negative cash flows from operations since inception, and operations have been funded by debt and equity issuances. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not contain any adjustments to reflect the possible future effects of the recoverability or classification of assets or the amounts and classifications of liabilities that may result.

NOTE 1 - ORGANIZATION (Continued)

Recent Accounting Developments

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers and created a new topic in the FASB Accounting Standards Codification (ASC), Topic 606, and has since amended the standard with ASU 2015-14, “Revenue from Contracts with Customers: Deferral of the Effective Date” (ASU 2016-08), “Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (ASU 2016-10), “Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing” (ASU 2016-12), “Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients” (ASU 2017-13). These new standards provide a single comprehensive revenue recognition framework for all entities and supersedes nearly all existing U.S. GAAP revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and also requires enhanced disclosures. The amendments are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early application is permitted. The FASB will allow two adoption methods, the full retrospective and modified retrospective approaches. This standard will be effective for the Company for all contracts with customers existing as of January 1, 2019. While the Company continues to assess all potential impacts of the standard, it is currently anticipated that the standard will not have a material impact on its financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (ASU 2016-01). The standard changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. Under the new guidance, entities will be required to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicability exception. The standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not believe that the adoption of this guidance will have a material impact on its financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842 (ASU 2016-02), which requires lessees to put most leases on their balance sheets but recognize the expenses on their income statements in a manner similar to current practice. The standard states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the timing of its adoption and the impact that the updated standard will have on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statements of cash flows. The amendments are effective for non-public business entities for fiscal years beginning after December 15, 2018. The amendments should be applied using a retrospective transition method to each period presented. If retrospective application is impractical for some of the issues addressed by the update, the amendments for those issues would be applied prospectively as of the earliest date practicable. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016-15 to have a material impact on its financial statements.

NOTE 1 - ORGANIZATION (Continued)

In July 2017, FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The amendments in this update are intended to simplify the accounting for certain equity-linked financial instruments and embedded features with down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under the new guidance, a down round feature will no longer need to be considered when determining whether certain financial instruments or embedded features should be classified as liabilities or equity instruments. That is, a down round feature will no longer preclude equity classification when assessing whether an instrument or embedded feature is indexed to an entity's own stock. In addition, the amendments clarify existing disclosure requirements for equity-classified instruments. These amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2019, with early adoption permitted. The Company early adopted the applicable amendments in 2017 on a retrospective basis, which permitted the Company to classify the warrants issued along with its Convertible Promissory Notes containing such down round provisions as equity instruments within stockholders’ equity.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (Tax Reform Act) was signed into law, making significant changes to the Internal Revenue Code. Changes include a reduction in the corporate tax rates, changes to operating loss carry-forwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduces the U.S. corporate income tax rates from 34% to 21%. As a result of the enacted law, the Company is required to revalue its deferred tax assets and liabilities at the new enacted rate.

The Company reviewed all other significant newly issued accounting pronouncements and determined they are either not applicable to its business or that no material effect is expected on its financial position and results of its operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies applied by management in the preparation of the accompanying financial statements follows:

A.	PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Helomics Holding Corporation, and its subsidiaries, Helomics Intermediate Corporation, and Helomics Corporation. All material accounts and transactions have been eliminated in consolidation

B.	Accounting Policies and Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.	Advertising

Advertising costs are expensed as incurred. Advertising expenses were $8,500 for the year ended December 31, 2017, and $-0- for the period ended December 31, 2016.

D.	Research and Development

Research and development costs are charged to operations as incurred. There were no research and development costs incurred for the year and period ended December 31, 2017 and 2016, respectively.

E.	Revenue Recognition

The Company recognizes revenue in accordance with ASC 605 - Revenue Recognition.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured.

F.	Cash Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximate fair value. The Company at times maintains cash balances at financial institutions in excess of the amounts insured by the Federal Deposit Insurance Corporation. The Company believes it has placed its cash with high credit quality financial institutions and does not believe it is exposed to any significant credit risk.

G.	Fair Value Measurements

Under generally accepted accounting principles as outlined in the FASB’s ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standards ASC 820 establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

Level 1 - Observable inputs such as quoted prices in active markets;

Level 2 - Inputs other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 - Unobservable inputs where there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Company uses observable market data, when available, in making fair value measurements. Fair value measurements are classified according to the lowest level input that is significant to the valuation.

H.	RECEIVABLES

Receivables are reported at the amount the Company expects to collect on balances outstanding. The Company provides for probable uncollectible amounts through charges to earnings and credits to the valuation based on management’s assessment of the current status of individual accounts, changes to the valuation allowance have not been material to the financial statements.

I.	Inventories

Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis. Inventory balances are as follows:

	December 31
	2017	2016

Lab Operating Supplies	$72,022	$170,070
Inventory Reserve	(31,743)	(74,957)

Total	$40,279	$95,113

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

J.	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Estimated useful asset life by classification is as follows:

	Years
Computer Equipment & Software		3
Leasehold Improvements		5
Laboratory Equipment	5	-	7
Furniture & Fixtures		3

The Company’s investment in fixed assets consists of the following:

	December 31
	2017	2016

Computer Equipment & Software	$459,181	$459,181
Leasehold Improvements	56,154	56,154
Laboratory Equipment	3,432,523	3,306,333
Furniture & Fixtures	194,710	194,710
Total	4,142,568	4,016,378
Less: Accumulated Depreciation	(1,743,724)	(137,076)

Total Fixed Assets, net	$2,398,844	$3,879,302

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Depreciation expense was $1,606,648 for the year ended December 31, 2017 and $137,076 for the period from December 7, 2016 (inception) through December 31, 2016.

K.	Intangible Assets

Intangible assets consist of trademarks and patent costs. Amortization expense was $14,028 for the year ended December 31, 2017 and $1,169 for the period from December 7, 2016 (inception) through December 31, 2016. The assets are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company reviews identifiable intangible assets for impairment in accordance with ASC 350 - Intangibles - Goodwill and Other, whenever events or changes in circumstances indicate the carrying amount may not be recoverable. The Company’s intangible assets are currently solely the costs of obtaining trademarks from the Company’s acquisition of Helomics. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which the Company operates. If such events or changes in circumstances are present, the undiscounted cash flows method is used to determine whether the intangible asset is impaired. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. If the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the asset is considered impaired, and the impairment is measured by reducing the carrying value of the asset to its fair value using the discounted cash flows method. The discount rate utilized is based on management’s best estimate of the related risks and return at the time the impairment assessment is made.

L.	Income Taxes

The Company accounts for income taxes in accordance with ASC 740- Income Taxes (ASC 740). Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on technical merits of the positions. The Company has identified no income tax uncertainties.

Tax years subsequent to 2014 remain open to examination by federal and state tax authorities.

M.	Patents and Intellectual Property

All Patents and IP in use by the Company are currently owned by Healthcare Royalty Partners (former owners) and are being used by Helomics in accordance with the Merger Agreement between Helomics and HealthCare Royalty Partners. The Company did agree to a term sheet for a nonexclusive license agreement on the patented ChemoFx technology. Terms were for an 8% royalty on net sales of ChemoFx. As of the date of this report, the license agreement has not been finalized, and no accrued royalty has been recognized.

N.	Risks and Uncertainties

The Company is subject to risks common to companies in the clinical diagnostic and service industry, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with regulations of the FDA and other governmental agencies.

NOTE 3 – RESTATEMENT

Subsequent to the issuance of the consolidated financial statements for the year ended December 31, 2017 and for the period from inception (December 7, 2016) through December 31, 2016 the discovered errors related to the accounting for convertible notes payable.

As a result of the restatement, the Company increased accumulated deficit and net loss by approximately $1,154,000 as of the year ended December 31, 2017. Their statement did not impact net cash used in operating activities. The following sets forth the previously reported and restated amounts of selected items within the consolidated balance sheet as of December 31, 2017 and the consolidated statement of operations for the year ended December 31, 2017.

	As Previously Reported	As Restated
Derivative liability	$ -	$ 1,153,998
Current liability	7,149,268	8,303,266
Total liability	7,154,526	8,308,524
Accumulated deficit	4,074,928	5,228,926
Total stockholders’ deficit	4,063,718	5,217,716
Unrealized loss on derivative liability	-	1,153,998
Net loss	5,795,207	6,949,205

NOTE 4 - ACQUISITION

A.	CHANGE IN OWNERSHIP

On December 7, 2016, all of the Company’s outstanding shares of stock were purchased by Helomics Holding Corporation. As a result of change in control, the Company converted to a December 31st fiscal year-end and applied the business combination and accounting guidance in accordance with the accounting principles generally accepted in the United States of America. This guidance requires that the acquisition method of accounting is applied to the assets acquired and liabilities assumed are recorded based on their estimated fair values at December 7, 2016 determined by an independent appraisal. The purchase price allocated and funded as follows:

Assets Acquired
Cash	$147,690
Accounts Receivable	415,335
Prepaid Expenses and Other Current Assets	422,241
Property & Equipment	4,016,378
Intangible Assets	190,000

Total assets acquired	$5,191,644

Liabilities Assumed
Accounts Payable - trade	$480,419
Accrued Compensation	177,869
Accrued Other	44,917
Capital Lease Obligations	121,648
Note Payable	1,747,204

Total liabilities assumed	2,572,057

Bargain Purchase Price Gain	$2,619,587

In exchange for the shares received, Helomics Corporation agreed to pay the seller, HealthCare Royalty Partners LP, the principal sum of $1,747,204, plus the subsequent payroll amount funded post sale, in the form of a promissory note. The promissory note carried a term of ninety (90) days with an interest rate of 5% per annum. Any unpaid balance of principal and interest past ninety (90) days would carried an interest charge of 15% per annum. In 2017, the Company agreed to assume additional payables that originally were retained by Health Care Royalty Partners in the acquisition, in exchange for forgiving the remaining balance of the note. As a result, on October 18, 2017, the Company recognized additional liabilities of $615,108, and recognized a gain of $215,516 for the difference in the additional amount assumed, and the open principal balance of the note.

NOTE 5 - CONVERTIBLE PROMISSORY NOTES

Commencing on December 7, 2016 and through September 19, 2017, the Company, through a series of transactions with various investors, raised $3,461,995 through the sale of convertible promissory notes with various maturity dates that can be extended by the Company. The original maturity dates ranged from December 21, 2017 to September 20, 2018. All maturity dates in 2017 were extend to June 30, 2018. Additionally, the notes do not bear any interest. The Company issued warrants equal to 1% of the offering price to note holders to purchase shares of common stock at an exercise price of $1.00 per share. The notes are subject to an automatic conversion feature, whereby in the event of a qualified financing, the notes will be convertible at 75% of the aggregate purchase consideration paid by investors in the qualified financing.

In connection with the offering, the Company paid the placement agent a placement agent fee of 8% of the gross proceeds received in the offering, 5% net payout of which will be paid to the placement agent’s brokers in connection with the offering. Additionally, the Company issued placement agent warrants to purchase 20% of the aggregate number of common stock purchase warrants sold in the offering, with an exercise price of $.01 per share.

At December 31, 2017 and 2016, outstanding convertible promissory notes consisted of:

	December 31
	2017	2016

Convertible Debt	$3,461,995	$896,000
Debt Discounts - Warrants	-	224

	$3,461,995	$895,776

Due to the terms of the convertible notes payable, the Company has determined the notes contained an embedded derivative which was required to be bifurcated and valued at the time of issuance. The Company determined the derivative had no value at the time of issuance of the notes; however, as of December 31, 2017 the Company determined it was probable that a qualified financing event would occur, which resulted in recognition of a derivative liability of approximately $1,154,000 as well as a loss on derivative instrument on the consolidated statement of operations for the year ended December 31, 2017.

At each measurement date, the Company performed a valuation of the convertible promissory notes based on the conversion terms of the convertible promissory notes and the probability of the occurrence of a qualified financing event. Based on the terms of the notes the incremental conversion value ws calculated using the notes’ aggregate purchase price and the embedded 75% conversion rate, resulting in an increase in value of the notes from $3,461,995 to a total liability of $4,615,993, including a derivative liability $1,153,998 at December 31, 2017. Based on management's determination of the probability of the occurrence of a qualified financing event, the embedded derivative had no value at December 31, 2016. At December 31, 2017, management determined the probability of a qualified financing event was 100%. As such, the value of the embedded derivative liability was determined to be equal to 100% of the premium at December 31, 2017. The Company has classified the embedded derivative instrument as a Level 3 financial instrument in the Fair Value Hierarchy (See Note 2).

The Company will be required to issue 26,667 common stock warrants for each $10,000 originally invested at the time of the qualified financing event. As a result, the Company will be required to issue an additional 9,231,987 warrants to purchase shares of common stock to these investors.

NOTE 6 - NOTES PAYABLE - PRECISION THERAPEUTICS

Beginning on October 27, 2017 and through December 21, 2017, the Company received funds totaling $600,000 in the form of promissory notes from Precision Therapeutics (formerly Skyline Medical). In addition, Precision Therapeutics also funded a down payment of $67,512 for laboratory equipment that was received by the Company in December 2017. The down payment consisted of fifty percent (50%) of the value of the equipment and additional taxes and fees associated with the transaction. In total, the amount of $667,512 was collateralized by equipment owned by the Company in excess of $700,000, and the secured promissory notes bear interest of 8% per annum. As discussed in Note 14 to the consolidated financial statements, a portion of these notes were converted into preferred stock subsequent to December 31, 2017. Remaining amounts are due on demand.

NOTE 7 - EQUITY

On December 6, 2016, the Company amended its Certificate of Incorporation to increase the authorized shares of its common stock, $.001 par value, to 50,0000,000 shares from 1,000,000 shares and increase the authorized shares of its preferred stock, $.001 par value, to 5,000,000 shares from 100,000 shares.

Common Stock

At December 31, 2017 and 2016, the Company had issued and outstanding 10,000,100 shares of its common stock.

Preferred Stock

The terms of the preferred stock are described below:

Voting

The preferred stockholders are entitled to vote, together with the holders of common stock as one class, on all matters to which holders of common stock shall be entitled to vote, in the same manner and with the same effect as the common stock-holders.

Dividends

The holders of the preferred stock shall be entitled to receive dividends, when, as, and if declared by the board of directors, ratably with any declaration or payment of any dividend on common stock. To date there have been no dividends declared or paid by the board of directors.

Liquidation

The holders of the preferred stock shall be entitled to receive, before and in preference to, any distribution of any assets of the Company to the holders of common stock, an amount equal to $0.001 per share, plus any declared but unpaid dividends.

NOTE 8 - STOCK WARRANTS

Stock warrant transactions for the period December 7, 2016 through December 31, 2017 were as follows:

	Warrants	Exercise Price
Warrants outstanding & exercisable at December 7,2016	-	-
Granted during Period	1,077,600	$.01 - 1.00
Warrants outstanding & exercisable at December 31, 2016	1,077,600	.01 - 1.00
Granted during Period	3,076,794	.01 - 1.00
Warrants outstanding & exercisable at December 31, 2017	4,154,394	$.01 - 1.00

Exercise Price	# of Shares under Warrants
$ 0.01	692,399
$ 1.00	3,461,995

Total Warrants	4,154,394

NOTE 9 - INCOME TAXES

The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Tax Reform Act was enacted December 22, 2017. Effective January 1, 2018, the Tax Reform Act reduced corporate income tax rates from 34% to 21%. Other changes effect operating loss carryforwards and carrybacks, as well as a repeal of the corporate alternative minimum tax. As a result of the Tax Reform Act, deferred tax assets and liabilities will be remeasured to account for the lower tax rates.

There was no income tax impact from the remeasurement due to the 100% valuation allowance on the Company’s deferred tax assets. There is no federal or state income tax provision in the accompanying statements of operations due to the cumulative operating losses incurred and 100% valuation allowance for the deferred tax assets.

During June 2013 and December 2016 the Company experienced an "ownership change" as defined in Section 382 of the Internal Revenue Code, which could potentially limit the ability to utilize the Company’s net operating losses (NOLs). The general limitation rules allow the Company to utilize its NOLs subject to an annual limitation that is determined by multiplying the federal long-term tax-exempt rate by the Company’s value immediately before the ownership change.

At December 31, 2017 and 2016, the Company had approximately $241,984,595 and $232,694,288 of gross NOLs to reduce future federal taxable income, subject to the Section 382 limitation described above. The federal NOLs will expire beginning in 2019 if unused. The Company's net deferred tax assets, which include the NOLs, are subject to a full valuation allowance. At December 31, 2017 and 2016, the federal and state valuation allowances were $62.9 million and $93.1 million, respectively.

The valuation allowance has been recorded due to the uncertainty of realization of the benefits associated with the net operating losses. Future events and changes in circumstances could cause this valuation allowance to change.

The Company’s federal and state tax filings, prior to and post ownership change, had not been filed therefore the Company expects to be subject to penalties and late fees for untimely filing. The Company is in the process of completing the unfiled returns, however the Company has estimated the amounts to be immaterial.

NOTE 10 - LEASE OBLIGATIONS

The Company’s corporate offices are located at 91 43rd Street Pittsburgh, PA. On October 17, 2017, the Company signed a second amendment to its lease last amended on February 28, 2016. The lease, as amended, has a three-year term effective February 1, 2018, ending January 31, 2021. As part of the lease amendment the landlord agreed to apply the original $134,500 in security deposit to past due rent and the Company agreed to replace the new security deposit in the amount of $66,475 by December 31, 2018. The Company leases 17,417 square feet at this location, of which 1,000 square feet are used for office space and 16,417 square feet is used for laboratory operations. The Company expects that this space will be adequate for its current office and laboratory needs. Rent expense was $588,445 and $101,926 for the year ended December 31, 2017 and the period ended December 31, 2016, respectively.

The Company’s rent obligation for the next four years is as follows:

Year
Ended	Amount

2018	$393,450
2019	393,450
2020	393,450
2021	32,788

Total	$1,213,138

NOTE 11 - CAPITAL LEASE OBLIGATIONS

In December 2017 the Company financed the purchase of equipment with a value of $126,120, through a capital lease arrangement of $63,095 and from a note from Precision Therapeutics of $63,095. The value of the equipment is included in the laboratory equipment within the fixed assets on the consolidated balance sheet.

Future minimum capital lease payments as of December 31, 2017 were comprised of the following:

2018	$93,362
2019	$5,488
Less: Amounts representing interest	(7,752)

$91,098

NOTE 12 - RETIREMENT SAVINGS PLANS

The Company has a pre-tax salary reduction/profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. In fiscal 2017 and 2016, the Company matched 100%, of the employees’ contribution up to 4.0% of their earnings. The employer contribution was $21,838 and $0 for the year ended December 31, 2017 and the period ended December 31, 2016, respectively. There were no discretionary contributions to the plan in 2017 and 2016.

NOTE 13 - QUALIFIED FINANCING

SENIOR PROMISSORY NOTES

In January 2018, the Company executed a Subscription Agreement to bring additional operating capital into the company in the form of 15% senior promissory notes. The private offering was up to $3,000,000 and 6,000,000 warrants to purchase shares of the Company’s common stock. The warrants carry an exercise price of $1.00.

Between the period of January 5, 2018 and March 30, 2018, through a series of transactions with various investors, the Company raised $3,000,000 through the sale of senior promissory notes. As noted in Note 5, as this was a qualified financing event, the convertible promissory notes were converted into the senior promissory notes. As a result of this conversion, $4,615,993 of senior promissory notes were issued to the noteholders. In addition, the Company will be required to issue an additional 9,231,987 warrants to purchase common stock of the Company.

NOTE 14 – SUBSEQUENT EVENTS

A.	RESTATEMENT

Management has calculated subsequent events through August 30th, 2018 and October 17th, 2018, the dates on which the consolidated financial statements were available to be issued and restated, respectively.

B.	SALE OF PREFERRED STOCK

On January 12, 2018, Helomics Holding Corporation issued 2,500,000 shares of its Series A Preferred Stock to Precision Therapeutics Inc. in exchange for 1,100,000 shares of Precision common stock. The shares of Helomics preferred stock are convertible into 20% of the outstanding capital stock of Helomics. The 1,100,000 shares of Precision common stock are being held in escrow for Helomics pursuant to an escrow agreement under which the shares will be released following a determination that Helomics’ revenues in any 12-month period have been equal to or greater than $8,000,000.

In addition, on February 27, 2018, Precision converted $500,000 in principal amount of secured notes into 833,333 shares of Helomics common stock. The Helomics shares held by Precision, in the aggregate, represent 25% of the outstanding capital stock of Helomics on an as-converted basis.

C.	ACQUISITION

On March 20, 2018, Precision Therapeutics Inc. and Helomics Holding Corporation executed a letter of intent for Precision Therapeutics Inc. to acquire the remaining 75% of outstanding shares of common stock in Helomics Holding Corporation in exchange for a proportionate share of 7,500,000 shares of newly issued Precision common stock.

On June 28, 2018, the Company entered into a definitive merger agreement with Precision Therapeutics Inc. to acquire the remaining stock. Under the terms of the deal, upon completion of the merger all outstanding shares of Helomics stock not already held by Precision will be converted into the right to receive a proportionate share of 4.0 million shares of newly issued common stock of the Company and 3.5 million shares of Series D Convertible Preferred Stock of the Company (“Merger Shares”), in addition to the 1.1 million Precision shares already issued to Helomics for Precision’s initial 20% ownership in Helomics. The merger is conditioned on at least 75% of Helomics’ $8.8 million in outstanding promissory notes being exchanged for additional shares of Precision common stock at $1.00 per share. In addition, all or a significant portion of 23.7 million Helomics warrants will be exchanged for warrants to purchase Precision common stock, at a ratio of 0.6 Precision warrants for each Helomics warrant.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

The Company has several legal claims brought against it in 2017 from vendors seeking payment on past due invoices. There were three claims totaling $159,994, all of which the liability is captured in accounts payable. The Company has subsequently negotiated settlements with two of the vendors for a total of $70,000 and is currently negotiating with the third vendor to settle. The Company expects no litigation in these matters and therefore believes there is no additional financial exposure, other than amounts already recorded within accounts payable.

HELOMICS CORPORATION
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTH PERIOD JULY 1, 2016 THROUGH DECEMBER 6, 2016 AND YEAR ENDED JUNE 30, 2016

Helomics Corporation

Balance Sheet

In thousands, except share amounts

Unaudited

	12/06/16	06/30/16
Assets
Current assets
Cash	$54	$239
Accounts receivable, net	1,416	2,616
Prepaid expenses and other current assets	548	680

Total current assets	2,018	3,535

Property and equipment, net	5,229	5,829
Intangible assets, net	11,534	12,489
Goodwill	13,851	14,728
Other assets	274	274

Total Assets	$32,906	$36,855

Liabilities and Stockholder's Deficit
Current liabilities
Accounts payable	$2,204	$2,023
Accrued compensation	904	476
Accrued interest	19,811	16,447
Current portion of lease liabilities	88	155
Accrued other	66	195

Total current liabilities	23,073	19,296

Long term liabilities
Debt	61,237	58,987
Other long term liabilities	573	641
Long term portion of lease liabilities	33	71

Total long term liabilities	61,841	59,699

Total liabilities	84,914	78,995

Stockholders' equity
Preferred Series A, par value $.001, 33,573,900 shares authorized, 30,603,900 shares issued and outstanding at 12/6/16 and 6/30/16, respectively	31	31
Common stock, 40,000,000 shares authorized, par value $.001, 2,500,330 shares issued at 12/6/16 and 2,459,499 shares issued at 6/30/16	3	2
Common stock warrants	0	0
Additional paid-in capital	31,984	32,018
Accumulated deficit	(84,026)	(74,191)

Total stockholders' deficit	(52,008)	(42,140)

Total Liabilities and Stockholders' Deficit	$32,906	$36,855

Helomics Corporation

Statement of Operations

In thousands

Unaudited

	07/01/16 - 12/06/16	For the Twelve Months Ended 06/30/16

Revenue	$579	$8,955

Cost of Goods Sold	692	9,450

Gross Margin	(113)	(495)

General & Administrative Expense	2,891	6,892

Operations Expense	6,867	14,853

Sales & Marketing Expense	109	7,130

Total Operating Expense	9,868	28,875

Net Loss on Operations	(9,981)	(29,370)

Other Income	145	-

Net Loss	$(9,836)	$(29,370)

Helomics Corporation

Statement of Stockholders' Equity

 (In thousands, except share amounts)

(unaudited)

	Preferred Stock Shares	Series A Preferred Stock	Common Stock Shares	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance - June 30, 2015	30,603,900	$31	2,499,000	$2	$31,855	$(44,821)	$(12,933)
							-
Issuance of common stock		-	760	-	-	-	0

Stock based compensation expense		-	-	-	163	-	163
							-
Net loss						(29,370)	(29,370)

Balance - June 30, 2016	30,603,900	$31	2,499,760	$2	$32,018	$(74,191)	$(42,140)

Issuance of common stock		-	570	1	-	-	1
							-
Stock based compensation expense		-	-	-	(34)	-	(34)

Net loss						(9,836)	(9,836)

Balance - December 6, 2016	30,603,900	$31	2,500,330	$3	$31,984	$(84,027)	$(52,009)

(see notes to financial statements)

Helomics Corporation

Statement of Cash Flows

In thousands

	12/06/16	06/30/16

Net Loss	(9,836)	(29,370)
Operating Activities:
Depreciation expense	553	1,346
Amortization expense	1,882	4,592
Employee stock option amortization	(34)	175
Deferred rent expense	(68)	(195)
Capital lease interest expense	(4)	(91)

(Increase) decrease in assets:
Accounts receivable	1,200	2,569
Prepaid expenses	132	(10)
Other assets	-	22

Increase (decrease) in liabilities:
Accounts payable	181	342
Accrued expenses	299	(1,851)
Accrued interest	3,364	6,729

Net decrease due to operations	(2,331)	(15,742)

Investing Activities:
Fixed asset additions	-	(359)
Proceeds from sale of fixed assets	47	-
Intangible asset additions	(50)	(14)

Net decrease due to investing activities	(3)	(373)

Financing Activities:
Capital lease repayments	(101)	(151)
Debt proceeds	2,250	13,500

Net increase (decrease) due to financing activities	2,149	13,349

Net change in cash	(184)	(2,766)

Beginning Cash	239	3,005

Ending Cash	$54	$239

(see notes to financial statements)

HELOMICS CORPORATION

NOTES TO THE FINANCIAL STATEMENT

IN THOUSANDS EXCEPT SHARE AMOUNTS

UNAUDITED

Note 1 - Organization

Helomics Corporation (the Company) is a leading life-science company originally formed on April 13, 1995 as Precision Therapeutics Inc. On November 25, 2014 The Company changed its name from Precision Therapeutics Inc. to Helomics Corporation. The Company is dedicated to utilizing precision medicine for personalizing cancer care and offers a portfolio of products, each developed to help guide physicians and patients with difficult clinical decisions throughout the cancer care continuum. The Company's first commercial test, ChemoFx ®, is a proprietary drug response marker which measures an individual's malignant tumor response to a range of standard therapeutic alternatives under consideration by a physician. Newly published prospective data demonstrates a 14 -month improvement in overall survival (OSI and improved progression free survival (PFS) when ovarian cancer patients are treated with responsive therapies as indicated by ChemoFx ®. The Company's second commercial test, BioSpeciFx ®, is a select portfolio of clinically relevant molecular tests that provide information about drug response and patient prognosis. With these products together, the Company's state of the art Comprehensive Tumor Profiling is an integrated, straightforward approach to precision medicine, combining three core platforms of personalized medicine to capture the total sum of genomic, proteomic and functional information for each patient's cancer.

Note 2 - Summary of Significant Accounting Policies

A.	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes to the financial statements. The most significant estimates in the Company's financial statements relate to revenue recognition, contractual allowances, income tax valuation allowances, and stock based compensation. Actual results could differ from those estimates.

B.	Cash and Cash Equivalents

Cash includes cash with original maturities of three months or less. The Company at times maintains cash balances at financial institutions in excess of the amounts insured by the Federal Deposit Insurance Corporation. The Company believes it has placed its cash with high credit quality financial institutions and does not believe it is exposed to any significant credit risk

Note 2 - Summary of Significant Accounting Policies (Continued)

C.	Revenue Recognition and Accounts Receivable

Product revenues for tests performed are recognized when all of the following criteria of revenue recognition are met: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services are rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. Criterion (2) is satisfied when the Company performs the test and generates and delivers a report to the physician. Determination of criteria (3) and (4) is based on specific facts and circumstances related to the type of test and agreements with third party or other commercial payers and management's judgments regarding the nature of the fee charged for services delivered and the collectability of those fees.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. The allowance for uncollectible accounts was approximately $86,312 at December 06, 2016 and $83,122 for year ending June 30, 2016.

D.	Concentration of Credit Risk

Substantially all of the Company's accounts receivable are with entities in the health care industry. However, concentrations of credit risk are limited due to the number of the Company's clients. The Company has significant accounts receivable balances whose collectability is dependent on the availability of funds from certain governmental programs, primarily Medicare and compliance with the regulations of that agency. Upon audit by a Medicare intermediary, a condition of noncompliance could result in the Company having to refund amounts previously collected. The Company does not believe there is a significant credit risk associated with these governmental programs. The Company does not require collateral or other security to support accounts receivable. Net accounts receivable balances are approximately $1,416 and $2,616 for the period ending at December 6, 2016 and fiscal year ending June 30, 2016, respectively.

Note 2 - Summary of Significant Accounting Policies (Continued)

E.	Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation, which includes depreciation of assets under capital leases, is calculated using the straight-line method with estimated useful lives of three to ten years. Leasehold improvements are depreciated over the lesser of the estimated useful life or the lease term. Maintenance and repairs which are not considered to extend the useful lives of assets are charged to operations as incurred. The cost of assets sold or retired, and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in other expense for the year.

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated separately identified undiscounted cash flows from the asset are less than the carrying value of the asset. In the event a loss is recognized, the loss is based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. There were no impairments of long-lived assets as of December 6, 2016 and as of June 30, 2016.

F.	Intangible Assets

Intangible assets are comprised of patent costs, purchased licenses and technologies and goodwill. Intangible assets are recorded at cost, less accumulated amortization. All costs associated with the continuation of the licenses included in intangible assets are capitalized as incurred. Amortization is calculated using the straight-line method based on an estimated useful life of eight to ten years. The assets are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified.

Note 2 - Summary of Significant Accounting Policies (Continued)

F.	Intangible Assets (Continued)

In January 2014, the Financial Accounting Standards Board (FASB) issued updated guidance, which permits an alternative accounting method for the subsequent measurement of goodwill. The Company elected to adopt the alternative accounting method provided for in this guidance and amortizes goodwill on a straight-line basis over 10 years. In conjunction with this method, the Company has made an accounting policy election to test goodwill when a triggering event occurs that indicates the fair value of the Company is below its carrying amount. When a triggering event occurs, the Company has an option to first assess qualitative factors to determine whether the quantitative impairment test is necessary. If that qualitative assessment indicates that it is more likely than not that goodwill is impaired, the Company performs the quantitative test to compare the Company's fair value with its carrying amount, including goodwill. If the qualitative assessment indicates that it is not more than likely goodwill is impaired, further testing is unnecessary. The goodwill impairment loss cannot exceed the Company's carrying amount of goodwill.

G.	Research and Development

Research and development costs are expensed in the statement of operations as incurred.

H.	Stock-based Compensation

The Company expenses the fair value of employee stock purchase plans, stock option grants and similar awards. The Company recognized the fair value of stock-based compensation awards in the statement of operations on a straight-line basis over the service period, which approximates the vesting period. The company recognized a credit of ($34) and for the period ending December 6, 2016 and an expense of $175 for year ending June 30, 2016. The credit for period ending December 6, 2016 was due to a reduction in work force during the fiscal period.

Note 2 - Summary of Significant Accounting Policies (Continued)

H.	Stock-based Compensation (Continued)

The Company determines the fair value of stock-based payment awards utilizing the Black-Scholes model which is affected by the common stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate, and expected dividends. The Company does not have historical market prices of its common stock as it is not a public company. In connection with independent appraisal of the value of the Company's common stock performed in 2014, the volatility of comparable publicly traded companies was determined. The Company utilizes the historical volatilities of those publicly traded companies. The expected life of the awards is estimated based on the "simplified" method as in SEC Staff Accounting Bulletin 14, which is the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate assumption is based on observed interest rates for Treasury notes with lives approximating the expected life of the stock options. The dividend yield assumption is based on the Company's history and expectation of paying no dividends. Forfeitures were estimated at 25% based on the Company's historical rate of forfeitures. The forfeiture rates are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized in the financial statements is based on awards that are ultimately expected to vest. If there are any modifications, cancellations, or forfeitures of the underlying unvested securities, the Company may be required to accelerate, increase, or cancel any remaining unearned stock-based compensation expense.

To estimate the fair value of share-based payment awards, the Company will generally consider both the income and the market approaches to determine the fair value of common stock utilized in the Black-Scholes model.

I.	Income Taxes

The Company provides for income taxes in accordance with the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax reporting. The deferred tax assets or liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Note 2 - Summary of Significant Accounting Policies (Continued)

I.	Income Taxes (Continued)

The Company utilizes a two-step approach for recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority. The second step is to measure the tax benefit as the largest amount that is 50% likely of being realized upon settlement with a taxing authority.

The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. There were no interest and penalties recognized in the statement of operations for the period ending December 6, 2016 and the year ending June 30, 2016.

J.	Taxes on Revenue Producing Transactions

Taxes assessed by governmental authorities on revenue producing transactions, including sales, value added, excise and use taxes, are recorded as operating costs in the statement of operations.

K.	Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

Note 2 - Summary of Significant Accounting Policies (Continued)

K.	Fair Value of Financial Instruments (Continued)

The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

level 3 - Inputs that are generally unobservable and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability.

L.	Recently Issued Accounting Standards

In July 2013, the FASB issued Accounting Standards Update 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax loss, or a Tax Credit Carryforward Exists. The current accounting guidance for income taxes does not include explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The objective of this updated guidance is to generally clarify that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward and similar carryforwards. The Company adopted this guidance as of July 1, 2015. In the current period the Company has complied to all disclosures related to net operating loss carryforwards.

In May 2014, the FASB issued Accounting Standards update 2014-09, Revenue from Contracts with Customers. The guidance was implemented to: remove inconsistencies and weaknesses in revenue recognition requirements, provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets, provide more useful information to users of financial statements through improved disclosure requirements, and simplify the preparation of financial statements.

Note 2 - Summary of Significant Accounting Policies (Continued)

L.	Recently Issued Accounting Standards (Continued)

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: 1) Identify the contracts with the customer; 2) Identify the performance obligations in the contract; 3) Determine the contract price; 4) Allocate the transaction price to the performance obligations in the contract; and 5) Recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in this update are effective for nonpublic entities for annual reporting periods beginning after December 15, 2017. Earlier adoption is permitted, subject to certain limitations. The amendments in this update are required to be applied retrospectively to each prior reporting period presented or with the cumulative effect being recognized at the date of initial application. Management is currently evaluating the impact of the guidance on the Company's financial position and results of operations.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements - Going Concern. The guidance requires that an entity' s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable).If conditions or events raise substantial doubt about an entity's ability to continue as a going concern, and substantial doubt is not alleviated after consideration of management's plans, an entity should include a statement in the footnotes indicating that there is substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued (or available to be issued). Additionally, the guidance imposes certain disclosure requirements upon the entity to enable users of the financial statements to understand the principal condition or events, management's evaluation and management's plans that are intended to mitigate the conditions or events. The amendments in this guidance are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company will adhere to this guidance on the current year disclosures and on a go forward basis, when applicable.

Note 3 - Revenue and Accounts Receivable

Revenue and accounts receivable are recognized based upon historical collection experience across payor categories, with the exception of ChemoFx revenues from Medicare in non-gynecologic malignancies, which are recognized when cash is collected, net of set-up fees that are recognized when the test is performed. The differences between the amounts billed and the amounts expected to be collected are recorded as contractual allowances to arrive at the net revenues as reported in the financial statements. Collectabitity of the receivables is reviewed on a quarterly basis by the Company, at which time write-offs and contractual allowance adjustments are made as necessary.

	12/6/16				6/30/16
	BioSpeciFX	ChemoFX	Other	Total	BioSpeciFX	ChemoFX	Other	Total
Net Revenue	242	334	3	579	3751	5181	23	8,955
Net Accounts Receivable	595	821	-	1,416	1,099	1,517	-	2,616

Note 4 - Property, Equipment and Capital Leases

Property and equipment as of December 6, 2016 and June 30, 2016 was comprised of the following:

	12/6/16	6/30/16
Furniture and fixtures	241	241
Equipment	2,722	2,769
Software	476	476
Leasehold improvements	3,365	3,365
Capital leases	2,011	2,011
Computer equipment	320	320
	9,135	9,182
Less: Accumulated depreciation	(3,906)	(3,906)
Net property and equipment	$5,229	5,229

Depreciation expense totaled $553 and 1,346 for the period ended December 6, 2016 and year ended June 30, 2016, respectively.

The Company has executed multiple capital leases for equipment acquisitions. The long-term lease obligation represents the present value of the minimum lease payments discounted at rates ranging from 5% to 22%. Accumulated depreciation of equipment under capital leases is $1,037 and $845 for the period ending December 6, 2016 and year ended June 30, 2016, respectively. Depreciation expense on this equipment totaled $192 and $397 for period ending December 6, 2016 and year ended June 30, 2016, respectively. Interest expense totaled $4 and $91 for the period ended December 6, 2016 and year ended June 30, 2016, respectively.

Note 4 - Property, Equipment and Capital leases (Continued)

Future minimum capital lease payments as of December 6, 2016 were comprised of the following:

2016	6
2017	72
2018	35

Less: Amount representing interest	(19)

Present value of minimum lease payments	94
Less: Current portion	(61)
Long-term portion	33

Note 5 - Intangible Assets

Intangible assets as of December 6, 2016 and June 30, 2016 were comprised of the following:

	12/6/16	6/30/16
License - GeneFx Colon	1,560	1,560
License - GeneFx Lung	5,126	5,076
ChemoFx Technology	13,315	13,283
Goodwill	21,039	21,039
	41,040	40,958
Less: Accumulated amortization	(15,655)	(13,741
Net intangible assets	25,385	27,217

Amortization expense totaled $1,882 and $4,592 for the period ended December 6, 2016 and the year ended June 30, 2016, respectively.

Note 6 - Debt

On July 1, 2013, the Company maintained outstanding debt with a total fair value of $42,050, which was comprised of a $35,050 Tranche A Note, a $4,200 Tranche B Note and $2,800 in Bridge Notes. On July 24, 2013, in conjunction with an equity investment, the Tranche B Note and Bridge Notes were converted at their fair values to 9,000,000 shares of Series A preferred stock (see Note 7).

Note 6 - Debt (Continued)

Subsequent to the conversion on July 24, 2013, only the Tranche A Note remained outstanding. The Tranche A Note originated in March 2012 as a structured debt, synthetic royalty facility with $3 5,000 funded at closing. The Tranche A Note was for a seven-year term loan with no principal repayment until the last 14 quarters. Estimated interest is approximately 15% annually consisting of fixed interest of 12% per year payable quarterly plus variable interest based on a tiered royalty on net revenues from fiscal year 2012 to 2019.

The Company defaulted on the Tranche A Note on June 30, 2013. Per the Company's request and approved by the lender, the Tranche A Note was amended on November 11, 2014 to capitalize accrued interest as of September 30, 2014 with interest accruing on such increased principal amount moving forward. In addition, the lender has agreed to waive the events of default and the Company has the ability to request future interest amounts be payable in kind when due and payable pending the lender's approval.

On March 18, 2015, the Company raised $7,000, through the issuance of convertible promissory notes to certain investors. The notes bore interest at a fixed rate of 12% per year which is payable in arrears on each of March 18, 2016 and on the maturity date, March 18, 2017. On June 30, 2015, an additional $2,000 was raised, through the issuance of convertible promissory notes to certain investors. The notes bore interest at a fixed rate of 12% per year which is payable in arrears on each of June 30, 2016 and on the maturity date, June 30, 2017.

Note 7 - Equity

The Company had 2,500,000 shares of fully diluted stock, at a par value of $.001, issued and outstanding as of July 1, 2013. On July 24, 2013, the Tranche B Note and Bridge Notes, with fair values totaling $7,000, were converted into 9,000,000 shares of Series A preferred stock (Series A) with a par value of $.001 per share. In conjunction with the July 24, 2013 debt conversion, an additional 5,000 ,000 shares of Series A were also issued at a per share price of $1. Additional Series A issuances of 4,573,900 and 6,000,000 shares subsequently occurred on October 26, 2013 and May 1, 2014, respectively, at a per share price of $1.

At December 6, 2016 and June 30, 2016, there were 33,573,900 Series A preferred shares authorized, of which 30,603,900 were issued and outstanding. Series A is entitled to receive cumulative dividends at an annual rate of 8% from the date of issuance whether or not declared. Series A dividends have preference and priority to any declaration or payment of any dividend on the common stock. Each share of Series A may be converted, at the option of the holder, into shares of common stock as determined by dividing $1.00 by the Series A conversion price in effect at the time of conversion. At December 6, 2016, the conversion price for Series A was $1.00 per share.

In the event of liquidation, Series A holders shall be entitled to receive, prior and in preference to any distributions of the Company's assets to the holders of common stock, the greater of (i) an amount per share equal to 1 50% of the initial Series A issue price, subject to adjustment for stock splits, stock dividends, recapitalizations, and similar events, or (ii) such amount per share as would have been payable had all shares of the Series A been converted into common stock.

Note 7 - Equity (Continued)

At December 6, 2016 and June 30, 2016, the company had 40,000,000 shares of common stock authorized.  Shares of common stock totaled 2,500,330 and 2,499,760 issued and outstanding at December 6, 2016 and June 30, 2016, respectively.

Series A holders are entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A are convertible as of the date of record. Common stock holders are entitled to one vote per share.

Note 8 - Stock Option Plan

The Board of Directors has approved a stock option plan, which reserves shares of common stock for potential future issuance of stock options. As of December 6, 2016 and June 30, 2016, there were 3,882,286 shares reserved for future issuance under the Company's 2011 Equity Incentive Plan. Option grants are subject to individual stock option agreements, which set forth the general terms and conditions of the award, as well as the vesting schedule and exercise price. Option grants vary in vesting structure over a three to four-year period and expire ten years from the original grant date. The Company recognizes stock-based compensation expense over the vesting period of the individual options.

The fair value of the common stock options is estimated at the dates of grant using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest Dividend yield	2.77%
Volatility factor	0.00%
Expected life of awards	53.22%
9.59

Note 8 - Stock Option Plan (Continued)

A summary of stock option activity for the period ended December 6, 2016 is presented below. This table includes the options granted to non-executive members of the Board of Directors, current employees, and consultants.

	Number of Options	Weighted average Exercise Price

Outstanding at June 30, 2014	3,298,767	$-
Forfeited	(2,019,984)	$0.56
Outstanding at December 6, 2016	1,278,783	$0.56

Note 9 - Stock Warrants

For the period ending December 6, 2016 and year ended June 30, 2016, the outstanding warrants to purchase common stock are as follows:

Date Issued	Warrants	Exercise Price	Expiration Date
December 29, 2006	642	$311	December 29, 2016
July 16, 2008	13,538	$41	July 15, 2018
March 3, 2009	16,940	$41	March 2, 2019
March 31, 2010	2	$15,054	March 31, 2020
April 12, 2010	4	$583	April 12, 2017
April 12, 2010	2	$745	April 12, 2017
April 12, 2010	1	$90	April 12, 2017
May 23, 2011	6,654	$30	May 22, 2018

Note 10 - Income Taxes

There is no Federal income tax currently payable as of December 6, 2016 as a result of net operating losses. At December 6, 2016 and June 30, 2016, the Company has approximately $231 million and $221 million of gross NOL’s to reduce future federal taxable income, subject to limitation by Section 382 of the Internal Revenue Code (IRC) as the company wen t through an ownership change in June 2013. The Federal and state tax net operating loss carryforwards will expire beginning in 2019 if unused. The Company’s net deferred tax assets, which include the NOL’s, are subject to a full valuation allowance. At December 6, 2016 and June 30, 2016, the federal and state valuation allowances were approximately $80 million and $77 million, respectively.

Note 11 – Lease Obligations

The Company’s corporate offices and laboratory are located at 91 43rd Street Pittsburgh, PA. On February 2, 2016 the Company signed an amendment to its lease dated September 22, 2009 whereas the Company added an additional 5,735 sq. ft of space on the second floor and extending the original ten-year lease until January 31, 2021. Rent expense for the period ending December 6, 2016 was $489. The Company’s rent obligation for the next five years is as follows:

2017	$693
2018	$693
2019	$693
2020	$693
2021	$58

Note 12 - Defined Contribution Plan

The Company sponsors a 401 (k) retirement plan for all employees. Employees may contribute up to 20% of their salaries, subject to limitations under the IRC. The Company provides a 25% match on employee contributions up to 6% of the contributing employee's salary. Matching contributions totaled approximately $1 and $129 for the period ended December 6, 2016 and year ended June 30, 2016, respectively.

Note 13 - Going Concern

The Company has suffered tosses from operations and a significant accumulated deficit as of December 6, 2016. Additionally, the Company has not generated cash from operations. The financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In the event that the Company is unable to secure the additional financing mentioned above, the Company may not be able to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments that may result from the outcome of this uncertainty. Failure to obtain this financing could have an adverse impact on the Company's liquidity, financial position and future operations.

Note 14 - Subsequent Events

A. Ownership Change

On December 7, 2016 all of the Company’s outstanding stock was purchased by new ownership group an incorporated as Helomics Holding Corporation. As a result in the change in control, the Company converted to a December 31st fiscal year end and applied the business combination and accounting guidance in accordance with the accounting principles generally accepted in the United States of America. This guidance requires that the acquisition method of accounting is applied to the assets acquired and liabilities assumed are recorded on their estimated fair values at December 7, 2016 determined by an independent appraisal. The purchase price allocated and funded as follows:

Assets Acquired
Cash	$148
Accounts Receivable	416
Prepaid Expenses and Other Current Assets	422
Property & Equipment	4,016
Intangible Assets	190

Total assets acquired	$5,192

Liabilities Assumed
Accounts Payable - trade	$480
Accrued Compensation	178
Accrued Other	45
Capital Lease Obligations	122
Note Payable	1,747

Total liabilities assumed	2,572

Bargain Purchase Price Gain	$2,620

In exchange for the shares received, Helomics Corporation agreed to pay the seller, HealthCare Royalty Partners LP, the principal sum of $1,747, plus the subsequent payroll amount funded post sale, in the form of a promissory note. The promissory note carried a term of ninety (90) days with an interest rate of 5% per annum. Any unpaid balance of principal and interest past ninety (90) days would carried an interest charge of 15% per annum. In 2017, the Company agreed to assume additional payables that originally were retained by Health Care Royalty Partners in the acquisition, in exchange for forgiving the remaining balance of the note. As a result, on October 18, 2017, the Company recognized additional liabilities of $615,108, and recognized a gain of $216 for the difference in the additional amount assumed, and the open principal balance of the note.

B. Convertible Promissory Notes

Commencing on December 7, 2016 and through September 19, 2017, the Company, through a series of transactions with various investors, raised $3,462 through the sale of convertible promissory notes with various maturity dates that can be extended by the Company. The maturity dates ranged from December 21, 2017 to September 20, 2018 and the notes do not bear any interest. The Company issued warrants equal to 1% of the offering price to note holders to purchase shares of common stock at an exercise price of $1.00 per share. The notes are subject to an automatic conversion feature, whereby in the event of a qualified financing, the notes will be convertible at 75% of the aggregate purchase consideration paid by the investors in the qualified financing. In connection with the offering, the Company paid the placement agent a fee of 8% of the gross proceeds received in the offering, 5% net payout of which will be paid to the placement agent’s brokers in connection with the offering. Additionally, the Company issued placement agents warrants to purchase 20% of the aggregate number of common stock purchase warrants sold in the offering, with an exercise price of $.01 per share.